Exhibit 99.1

As more fully described below, this Current Report recasts previously issued financial information and does not represent a restatement.  The information contained in this Form 8-K is being furnished in order to provide the financial community with historical financial data that is presented on a basis consistent with the Company’s new reporting structure. Bio-Techne Corporation (“Bio-Techne” or “the company”) did not operate under the realigned reportable segment structure until the first quarter of fiscal year 2019 and will begin to report comparative prior period results under the new structure effective with the filing of its Quarterly Report on Form 10Q for the quarter ended September 30, 2018.

Effective in the first quarter of fiscal year 2019, the company changed its reportable segments due to recent changes in its underlying organizational model designed to better support the business following recent acquisitions and to facilitate global growth. As a result, the company’s new segment structure will focus on synergies between our existing businesses including sharing certain functions such as sales resources, with its four existing operating segments aggregated into two reportable segments as follows:

●	“Diagnostics and Genomics” will consist of the ACD operating segment and the Diagnostics operating segment. As part of the realignment, ACD will now be referred to as the Genomics operating segment.

●

“Protein Sciences” will consist of the remaining portion of the Biotechnology segment and the Protein Platforms operating segment. As part of the realignment, Protein Platforms will now be referred to as the Analytical Solutions Division (ASD) operating segment and Core Biotechnology will now be referred to as the Reagent Solutions Division (RSD) operating segment.

The “Changes” columns reflect the movement of previous reportable segments to the new reportable segments.

The chief operating decision maker will continue to use revenue and adjusted operating results to monitor and evaluate performance of the Company’s business segments. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP. The financial information presented herein recasts the previously reported fiscal years 2018 and 2017 reportable segment financial information for impact of the preceding segment structure changes.

	Net Sales			Operating Income
Year ended June 30, 2018
(Thousands)	Previously Reported	Changes	Recasted	Previously Reported	Changes	Recasted

Biotechnology	$421,536	$(421,536)	$-	$199,100	$(199,100)	$-

Protein Platforms	111,885	(111,885)	-	17,996	(17,996)	-

Diagnostics	110,108	(110,108)	-	28,280	(28,280)	-

Protein Sciences	-	482,378	482,378	-	209,880	209,880

Diagnostics and Genomics	-	161,151	161,151	-	35,496	35,496

Intersegment	(536)	-	(536)	-	-	-

Segment Operating Income				245,376	-	245,376
Costs recognized upon the sale of acquired inventory				(2,455)	-	(2,455)
Amortization of intangibles				(46,983)	-	(46,983)
Acquisition related expenses				(24,429)	-	(24,429)
Restructuring Costs				(376)	-	(376)
Stock-based compensation				(28,240)	-	(28,240)
Corporate general, selling and administrative expenses				(6,715)	-	(6,715)

Consolidated	$642,993	$-	$642,993	$136,178	$-	$136,178

	Net Sales			Operating Income
Year ended June 30, 2017
(Thousands)	Previously Reported	Changes	Recasted	Previously Reported	Changes	Recasted

Biotechnology	$364,504	$(364,504)	$-	$175,163	$(175,163)	$-

Protein Platforms	91,464	(91,464)	-	9,648	(9,468)	-

Diagnostics	107,139	(107,139)	-	28,575	(28,575)	-

Protein Sciences	-	419,365	419,365	-	184,095	184,095

Diagnostics and Genomics	-	143,742	143,742	-	29,291	29,291

Intersegment	(104)	-	(104)	-	-	-
Segment Operating Income				213,386	-	213,386
Costs recognized upon the sale of acquired inventory				(3,037)	-	(3,037)
Amortization of intangibles				(44,393)	-	(44,393)
Acquisition related expenses				(25,789)	-	(25,789)
Restructuring Costs				-	-	-
Stock-based compensation				(14,631)	-	(14,631)
Corporate general, selling and administrative expenses				(4,952)	-	(4,952)

Consolidated	$563,003	$-	$563,003	$120,584	$-	$120,584

The Company has some integrated facilities that serve multiple segments. As such, consistent with prior Form 10-K and 10-Q filings, asset and capital expenditure information by reportable segment has not been provided and is not available, since the Company does not produce or utilize such information internally. In addition, although depreciation and amortization expense is a component of each reportable segment’s operating results, it is not discretely identifiable.

Supplemental quarterly recasting of net sales and reported operating income for fiscal year 2018 is as follows:

Net Sales (Thousands)	First Quarter Ended Sept. 30 2017	Second Quarter Ended Dec. 31 2017	Third Quarter Ended Mar. 31 2018	Fourth Quarter Ended June 30 2018

Protein Sciences	$108,113	$117,142	$123,187	$133,936

Diagnostics and Genomics	36,589	37,086	40,929	46,547

Intersegment	(89)	(75)	(143)	(229)

Consolidated	$144,613	$154,153	$163,973	$180,254

Operating Income (Thousands)

Protein Sciences	$46,209	$50,218	$53,813	$59,640

Diagnostics and Genomics	7,279	5,888	9,649	12,680

Segment Operating Income	$53,488	$56,106	$63,462	$72,320

Supplemental quarterly recasting of net sales and reported operating income for fiscal year 2017 is as follows:

Net Sales (Thousands)	First Quarter Ended Sept. 30 2016	Second Quarter Ended Dec. 31 2016	Third Quarter Ended Mar. 31 2017	Fourth Quarter Ended June 30 2017

Protein Sciences	$99,500	$98,303	$108,852	$112,710

Diagnostics and Genomics	31,093	33,528	35,228	43,893

Intersegment	(12)	(24)	(43)	(25)

Consolidated	$130,581	$131,807	$144,037	$156,578

Operating Income (Thousands)

Protein Sciences	$41,526	$41,971	$48,741	$51,857

Diagnostics and Genomics	7,466	5,147	5,761	10,917

Segment Operating Income	$48,992	$47,118	$54,502	$62,774

The changes discussed above did not impact our underlying reporting units over which we performed our assessment of goodwill impairment. However, the Company continues to focus on initiatives to improve processes and align resources to best serve our customers. We expect to continue these initiatives throughout fiscal year 2019. As such, further changes to our operating segment and reporting unit structures could occur.